Exhibit 99.1

201 Burlington Road Bedford, MA 01730	800.362.2668 www.lantheus.com

Lantheus Announces Acquisition of Cerveau Technologies, Inc.,

Expanding Imaging Pipeline into Alzheimer’s Disease

MK-6240 is an F18-labeled PET imaging agent that targets Tau tangles in Alzheimer’s Disease

BEDFORD, Mass., Feb 6, 2023 – Lantheus Holdings, Inc. (“Lantheus”) (NASDAQ: LNTH), a company committed to improving patient outcomes through diagnostics, radiotherapeutics and artificial intelligence solutions that enable clinicians to Find, Fight and Follow disease, today announced it has acquired Knoxville-based Cerveau Technologies, Inc. (“Cerveau”). Cerveau’s asset is MK-6240, a second-generation F 18-labeled positron emission tomography (“PET”) imaging agent that targets Tau tangles in Alzheimer’s disease.

Alzheimer’s disease is a degenerative neurological disorder that causes an inexorable decline in cognition and function. In the U.S., there are an estimated 6.5 million people living with Alzheimer’s disease. As the population ages, it is likely that the prevalence of this disease will continue to rise and, by 2050, the number of people 65 and older with Alzheimer’s disease may grow to 12.7 million.i

MK-6240 is a clinical stage PET development candidate designed to detect Tau protein in the form of neurofibrillary tangles in the brains of patients with known or suspected Alzheimer’s disease. MK-6240 has the potential to aid in diagnosing, staging, and informing treatment selection and response to therapy for Alzheimer’s disease. Although in clinical development, MK-6240 is currently being used in more than 60 academic and industry clinical trials around the world for several late-stage Alzheimer’s disease therapeutic candidates being developed by more than 16 pharmaceutical companies.

“This exciting acquisition aligns with our growth strategy, further diversifying our radiopharmaceutical diagnostic imaging agent pipeline to now include the most widely-used Tau PET imaging agent in Alzheimer’s disease and will provide us with an extensive roster of academic collaborations and pharmaceutical partnerships,” said Etienne Montagut, Lantheus Chief Business Officer.

Under the terms of the agreement, Lantheus will pay an upfront payment and potential additional development and commercial milestone payments. Additionally, Lantheus will pay double-digit royalty payments for research revenue and commercial sales. Structured as a stock purchase, the agreement specifies, among other things, that the seller will also provide transition and clinical development services for a prescribed time following the closing of the transaction.

“I am pleased to be part of the next phase in the evolution of one of the most utilized research technologies available to support the development of therapeutics in Alzheimer’s research. We are excited at the potential to utilize MK-6240 as a key clinical tool supporting patient care as more therapeutics become available to the healthcare community,” said Rick Hiatt, Cerveau Chief Executive Officer. “With Lantheus’ expertise in radiopharmaceutical diagnostics and ability to scale operations as volume continues to accelerate, there is no doubt that Lantheus is the ideal company to advance research collaborations and patient access towards bringing this leading-edge precision imaging tracer to patients.”

Chestnut Partners, Inc. acted as exclusive financial advisor to Cerveau in this transaction. Foley Hoag LLP acted as legal advisor to Lantheus in connection with the transaction.

About Lantheus

With more than 65 years of experience in delivering life-changing science, Lantheus is committed to improving patient outcomes through diagnostics, radiotherapeutics and artificial intelligence solutions that enable clinicians to Find, Fight and Follow disease. Lantheus is headquartered in Massachusetts and has offices in New Jersey, Canada and Sweden. For more information, visit www.lantheus.com.

About Cerveau

Cerveau’s vision is to be the premier provider of information and technology to researchers and clinicians in order to improve brain health. For more information, visit www.cerveautechnologies.com.

Safe Harbor for Forward-Looking and Cautionary Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, that are subject to risks and uncertainties and are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be identified by their use of terms such as “continue,” “may,” “potential,” “will,” and other similar terms. Such forward-looking statements are based upon current plans, estimates and expectations that are subject to risks and uncertainties that could cause actual results to materially differ from those described in the forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation that such plans, estimates and expectations will be achieved. Readers are cautioned not to place undue reliance on the forward-looking statements contained herein, which speak only as of the date hereof. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. Risks and uncertainties that could cause our actual results to materially differ from those described in the forward-looking statements include: (i) our ability to successfully continue existing clinical development partnerships using MK-6240 as a research tool; (ii) the timing and potential outcomes of clinical studies using MK-6240; (iii) a delay in obtaining, or failure to obtain, a positive regulatory outcome from the FDA and other regulatory authorities for MK-6240; (iv) our ability to launch MK-6240 as a commercial product; (v) the market receptivity to MK-6240 as a radiopharmaceutical diagnostic; (vi) the existence, availability and profile of competing products; (vii) our ability to obtain and maintain adequate coding, coverage and payment for MK-6240; (viii) the safety and efficacy of MK-6240; (ix) the intellectual property protection of MK-6240; (x) our ability to successfully develop and scale the manufacturing capabilities to support the launch of MK-6240; and (xi) the risks and uncertainties discussed in our filings with the Securities and Exchange Commission (including those described in the Risk Factors section in our most recently filed Annual Report on Form 10-K and Quarterly Reports on Form 10-Q).

Contacts:

Mark Kinarney

Vice President, Investor Relations

978-671-8842

ir@lantheus.com

Melissa Downs

Senior Director, Corporate Communications

646-975-2533

media@lantheus.com

[i]

Alzheimer’s Association. Website: https://www.alz.org/alzheimers-dementia/facts-figures#:~:text=More%20than%206%20million%20Americans%20of%20all%20ages%20have%20Alzheimer’s,older%20(10.7%25)%20has%20 Alzheimer’s.

Accessed 12.16.2022